EXHIBIT 99.1

5551 Corporate Boulevard
Baton Rouge, LA 70808

Lamar Advertising Company Announces
Fourth Quarter and Year End 2004 Operating Results

Baton Rouge, LA — Wednesday, February 23, 2005 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the fourth quarter and the year ended December 31, 2004.

Fourth Quarter Results
Lamar reported net revenues of $224.0 million for the fourth quarter of 2004 versus $206.0 million for the fourth quarter of 2003, an 8.7% increase. Operating income for the fourth quarter of 2004 was $23.0 million as compared to $13.0 million for the same period in 2003. There were net earnings of $0.8 million for the fourth quarter of 2004 compared to a net loss of $7.0 million for the fourth quarter of 2003. In the fourth quarter the Company incurred additional depreciation and amortization of approximately $4.0 million for the remaining net book value of structures destroyed by the storms in the third quarter.

Adjusted EBITDA, which we refer to herein as EBITDA, (defined as operating income before depreciation and amortization and loss (gain) on disposition of assets — see reconciliation to net income (loss) at the end of this release) for the fourth quarter of 2004 was $96.5 million versus $88.1 million for the fourth quarter of 2003, a 9.5% increase.

Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the fourth quarter of 2004 was $51.8 million as compared to $51.1 million for the same period in 2003, a 1.4% increase. During the fourth quarter the Company spent approximately $6.0 million in additional capital expenditures to replace billboard structures destroyed or damaged in Florida and Alabama by the hurricanes in the third quarter. This additional capital expenditure is reflected in the 2004 fourth quarter free cash flow calculation.

On a pro forma basis, net revenue for the fourth quarter of 2004 increased 6.7% as compared to the fourth quarter of 2003. Pro forma EBITDA increased 7.4% as compared to the fourth quarter of 2003. Pro forma net revenue and EBITDA include adjustments to 2003 for acquisitions and divestitures for the same time frame as actually owned in 2004. A table that reconciles reported results to pro forma results is included as well as a table that reconciles operating income to outdoor operating income.

Year End Results
Lamar reported net revenues of $883.5 million for the year ended December 31, 2004 versus $810.1 million for the same period in 2003, a 9.1% increase. Operating income for the year ended December 31, 2004 was $100.0 million as compared to $63.6 million for the same period in 2003. EBITDA increased 13.4% to $393.0 million for the year ended December 31, 2004 versus $346.6 million for the same period in 2003. There were net earnings of $13.2 million for the year ended December 31, 2004 as compared to a net loss of $80.0 million for the same period in 2003. For the year, the Company incurred combined additional depreciation and amortization in the third quarter and fourth quarter totaling approximately $9.0 million for the remaining net book value of structures destroyed by the storms in the third quarter.

Free cash flow for the year ended December 31, 2004 was $236.8 million as compared to $180.8 million for the same period in 2003, a 31.0% increase. Total hurricane related capital expenditures for the third quarter and fourth quarter were approximately $8.0 million. This additional capital expenditure is reflected in the 2004 year end free cash flow calculation.

Guidance
For the first quarter of 2005 the Company expects net revenue to be approximately $219 million. On a pro forma basis this represents an increase of approximately 6% over the same period in 2004. On this level of net revenue, EBITDA on a pro forma basis should be approximately 8% over the same period in 2004.

On January 18, 2005 the Company acquired Obie Media. As a result, Lamar has added one new stand alone billboard market and 36 stand alone transit markets in the United States and Canada.

The above guidance does not include the operating estimates for the Obie markets. The Company intends to include estimates on a pro forma basis for these markets in its guidance after it has owned and operated them for 12 months. The Company does plan, however, to give separate quarterly revenue guidance for the Obie Media assets during this 12-month period. As such, the Company estimates the net revenue from the newly acquired Obie assets will be approximately $8 million for the first quarter of 2005.

Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding our guidance for the first quarter of 2005. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the regulation of the outdoor advertising industry; (4) our need for and ability to obtain additional funding for acquisitions or operations; (5) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (6) the extent and length of the tightness in the economy generally and the demand for advertising in particular; and (7) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information
A conference call will be held to discuss the Company’s operating results Wednesday, February 23, 2005 at 10:00 a.m. eastern time. Instructions for the conference call and Webcast are provided below:

Conference Call
All Callers:	1-706-643-3436
Conference ID #	3925286

Replay:	1-706-645-9291
Conference ID #	3925286
Will run through Monday, February 28, 2005 at 11:59 p.m. eastern time

Webcast Information
Live Webcast:	www.lamar.com
Webcast Replay:	www.lamar.com
Available through Monday, February 28, 2005 at 11:59 p.m. eastern time

General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating 153 outdoor advertising companies in 43 states, logo businesses in 20 states and the province of Ontario, Canada and 73 transit advertising franchises in the United States and Canada.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net revenues	$223,997	$206,020	$883,510	$810,139

Operating expenses (income)
Direct advertising expenses	77,614	72,528	302,157	292,017
General and administrative expenses	41,670	38,356	158,161	145,971
Corporate expenses	8,263	7,008	30,159	25,549
Depreciation and amortization	76,180	75,539	294,056	284,947
Gain on disposition of assets	(2,684)	(431)	(1,067)	(1,946)

	201,043	193,000	783,466	746,538

Operating income	22,954	13,020	100,044	63,601

Other expense (income)
Loss on extinguishment of debt	—	4,151	—	33,644
Interest income	(260)	(219)	(495)	(502)
Interest expense	19,871	21,308	76,079	93,787

	19,611	25,240	75,584	126,929

Income (loss) before income tax expense (benefit) and cumulative effect of a change in accounting principle	3,343	(12,220)	24,460	(63,328)
Income tax expense (benefit)	2,521	(5,204)	11,305	(23,573)

Income (loss) before cumulative effect of a change in accounting principle	822	(7,016)	13,155	(39,755)

Cumulative effect of a change in accounting principle, net of tax	—	—	—	40,240

Net income (loss)	822	(7,016)	13,155	(79,995)
Preferred stock dividends	92	92	365	365

Net income (loss) applicable to common stock	$730	$(7,108)	$12,790	$(80,360)

Earnings (loss) per share:
Basic:
Before cumulative effect of a change in accounting principle	$0.01	$(0.07)	$0.12	$(0.39)
Cumulative effect of a change in accounting principle	—	—	—	(0.39)

Basic net income (loss) per share	$0.01	$(0.07)	$0.12	$(0.78)

Diluted:
Before cumulative effect of a change in accounting principle	$0.01	$(0.07)	$0.12	$(0.39)
Cumulative effect of a change in accounting principle	—	—	—	(0.39)

Diluted net income (loss) per share	$0.01	$(0.07)	$0.12	$(0.78)

Weighted average common shares outstanding
– basic	104,359,241	103,321,656	104,041,030	102,686,780
– diluted	104,909,185	103,321,656	104,571,483	102,686,780

OTHER DATA
Free Cash Flow Computation:
EBITDA	$96,450	$88,128	$393,033	$346,602
Interest, net of interest income and amortization of financing costs	(18,277)	(19,660)	(70,254)	(87,248)
Current tax (expense) benefit	(2,181)	(268)	(3,557)	42
Preferred stock dividends	(92)	(92)	(365)	(365)
Total capital expenditures	(24,056)	(16,976)	(82,031)	(78,275)

Free cash flow	$51,844	$51,132	$236,826	$180,756

	December 31,	December 31,
Selected Balance Sheet Data:	2004	2003
Cash and cash equivalents	$44,201	$7,797
Working capital	34,476	69,902
Total assets	3,689,472	3,669,373
Total debt (including current maturities)	1,659,934	1,704,863
Total stockholders’ equity	1,736,347	1,689,661

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Other Data:
Cash flows provided by operating activities	$113,693	$88,945	$323,164	$260,075
Cash flows used in investing activities	82,656	26,688	263,747	210,041
Cash flows provided by (used in) financing activities	1,178	(60,952)	(23,013)	(57,847)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$113,693	$88,945	$323,164	$260,075
Changes in operating assets and liabilities	(35,092)	(18,600)	3,830	7,920
Total capital expenditures	(24,056)	(16,976)	(82,031)	(78,275)
Preferred stock dividends	(92)	(92)	(365)	(365)
Other	(2,609)	(2,145)	(7,772)	(8,599)

Free cash flow	$51,844	$51,132	$236,826	$180,756

Reconciliation of EBITDA to Net income (loss):
EBITDA	$96,450	$88,128	$393,033	$346,602
Less:
Depreciation and amortization	76,180	75,539	294,056	284,947
Gain on disposition of assets	(2,684)	(431)	(1,067)	(1,946)

Operating income	22,954	13,020	100,044	63,601

Less:
Loss on extinguishment of debt	—	4,151	—	33,644
Interest income	(260)	(219)	(495)	(502)
Interest expense	19,871	21,308	76,079	93,787
Income tax expense (benefit)	2,521	(5,204)	11,305	(23,573)
Cumulative effect of a change in accounting principle, net of tax	—	—	—	40,240

Net income (loss)	$822	$(7,016)	$13,155	$(79,995)

	Three Months Ended
	December 31,
Reconciliation of Reported Basis to Pro Forma (a) Basis:	2004	2003	% Change
Reported net revenue	$223,997	$206,020	8.7%
Acquisitions and divestitures	—	3,945

Pro forma net revenue	$223,997	$209,965	6.7%

Reported direct advertising and G&A expenses	$119,284	$110,884	7.6%
Acquisitions and divestitures	—	2,285

Pro forma direct advertising and G&A expenses	$119,284	$113,169	5.4%

Reported outdoor operating income	$104,713	$95,136	10.1%
Acquisitions and divestitures	—	1,660

Pro forma outdoor operating income	$104,713	$96,796	8.2%

Reported corporate expenses	$8,263	$7,008	17.9%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$8,263	$7,008	17.9%

Reported EBITDA	$96,450	$88,128	9.4%
Acquisitions and divestitures	—	1,660

Pro forma EBITDA	$96,450	$89,788	7.4%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2003 for acquisitions and divestitures for the same time frame as actually owned in 2004.

	Three Months Ended
	December 31,
Reconciliation of Outdoor Operating Income to Operating Income:	2004	2003
Outdoor operating income	$104,713	$95,136
Less: Corporate expenses	(8,263)	(7,008)
Depreciation and amortization	(76,180)	(75,539)
Gain on disposition of assets	2,684	431

Operating income	$22,954	$13,020